FOR IMMEDIATE RELEASE

CONTACT:	Daryl D. Pomranke, President and Chief Executive Officer 219-513-5150
Jerry A. Weberling, Executive Vice President and CFO    219-513-5103

CFS Bancorp, Inc. Reports Net Income for the First Quarter of 2012

MUNSTER, IN - May 3, 2012 - CFS Bancorp, Inc. (NASDAQ: CITZ), the parent of Citizens Financial Bank, today reported net income of $490,000, or $.05 per diluted share, for the first quarter of 2012, compared to net income of $472,000, or $.04 per diluted share, for the first quarter of 2011.

Financial results for the quarter include:

w	Core deposits increased to $627.2 million, which is 62.4% of total deposits, compared to $597.4 million, or 61.1% of total deposits at December 31, 2011;

w	Net interest margin was 3.43% in the first quarter of 2012 compared to 3.38% in the fourth quarter of 2011 and 3.55% in the first quarter of 2011;

w	Net charge-offs for the first quarter of 2012 totaled $1.7 million, a decrease from $17.3 million for the fourth quarter of 2011 and an increase from $987,000 for the first quarter of 2011;

w
Non-performing assets increased slightly to $65.7 million compared to $64.7 million at December 31, 2011 primarily due to one commercial and multifamily real estate relationship being transferred to non-accrual status; and

w
The Bank’s total risk-based capital ratio increased to 13.23% from 12.65% at December 31, 2011 and 13.22% at March 31, 2011, and the Tier 1 core capital ratio decreased to 8.11% at March 31, 2012 compared to 8.26% at December 31, 2011 and 8.94% at March 31, 2011.

Chief Executive Officer’s Comments

“We implemented several cost reduction initiatives during the first quarter to improve our efficiency and profitability,” said Daryl D. Pomranke, Chief Executive Officer. “With the Voluntary Early Retirement Offering (VERO), the closing of our Bolingbrook and Orland Park, Illinois, branches, and the outsourcing of certain support functions, we have been able to reduce our full-time equivalent employees (FTEs) to 273 at March 31, 2012 from 303 at December 31, 2011 and 322 at December 31, 2010. We anticipate an additional decrease in FTEs to 262 by June 30, 2012 through normal attrition and when the remainder of the VERO employees begin their retirement. Although these initiatives resulted in us recording severance and early retirement expense of $876,000, these actions will generate future annual savings of $1.1 million in compensation and employee benefits expense and approximately $115,000 in lower other non-interest expenses.”

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“We are very pleased with our 5.0% core deposit growth from December 31, 2011, which includes a 9.2% increase in non-interest bearing deposits,” added Pomranke. “The implementation of our High Performance Checking program increased the number of new deposit accounts, many of which were opened by a younger demographic than we have seen in recent years. We anticipate further success with this program including additional future cross-selling opportunities.”

“Reducing non-performing assets remains our top priority and our asset management team is working diligently to bring resolution to some of these assets either through the restructuring of certain non-performing loans at a loan balance the borrowers can support based upon their current cash flows or through a sale of other real estate owned properties. During the first quarter, the level of charge-offs and write-downs on other real estate owned properties decreased substantially from the previous quarter even though certain non-performing asset balances were written down as a result of the receipt of updated appraisals with decreased property values. We expect further improvement in our credit quality indicators as we progress through 2012.”

Progress on Strategic Growth and Diversification Plan

We continue to focus our efforts on reducing the level of non-performing loans, seeking to either restructure specific non-performing credits or foreclose, obtain title, and transfer the loan to other real estate owned where management can take control of and liquidate the underlying collateral. Our ratio of non-performing loans to total loans increased slightly to 6.55% at March 31, 2012 from 6.41% at December 31, 2011, primarily as a result of a $2.1 million increase in non-accruing commercial and multifamily real estate loans during the quarter combined with a decrease in total loans outstanding of $4.3 million. The ratio of non-performing assets to total assets was stable at 5.61% at March 31, 2012 compared to 5.63% at December 31, 2011. See the Asset Quality table in this press release for more detailed information.

We remain focused on reducing non-interest expense. Through the previously announced VERO, the March 31, 2012 branch closings in Orland Park and Bolingbrook, Illinois, and the outsourcing of certain support activities, the number of FTE employees decreased to 273 at March 31, 2012 from 303 at December 31, 2011 and 320 at March 31, 2011. The number of FTE employees is projected to further decrease to 262 at June 30, 2012 when all employees electing the VERO have retired, as well as through normal attrition. During the first quarter of 2012, we recorded $876,000 of severance and early retirement expense in conjunction with the VERO and branch closings, which will result in estimated annual savings in compensation and employee benefits expense, net of planned replacements, of approximately $900,000.

Non-interest expense for the first quarter of 2012 decreased to $10.2 million from $10.9 million for the fourth quarter of 2011 and increased slightly from $10.0 million for the first quarter of 2011. Excluding the severance and retirement compensation expense for first quarter of 2012 relating to the VERO and the retirement compensation expense recognized in the fourth quarter of 2011 related to the retirement of our former Chairman and CEO, non-interest expense for the first quarter decreased to $9.3 million compared to $9.5 million for the fourth quarter of 2011 and $10.0 million for the first quarter of 2011. See the Non-Interest Income and Non-Interest Expense section in this press release for more detailed information.

We continue to target specific segments in our loan portfolio for growth, including commercial and industrial, owner occupied commercial real estate, and multifamily, which in the aggregate comprised 54.5% of the commercial loan portfolio at March 31, 2012, compared to 53.0% at December 31, 2011 and 51.0% at March 31, 2011. Our focus on deepening client relationships continues to emphasize core deposit

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growth. Total core deposits as a percentage of total deposits increased to 62.4% at March 31, 2012 from 61.1% at December 31, 2011 and 58.8% at March 31, 2011. The increase was primarily related to clients transferring maturing certificates of deposit to money market accounts given the current low interest rate environment combined with an increase in municipal deposits. In addition, the Bank’s new High Performance Checking (HPC) deposit acquisition marketing program implemented during the first quarter of 2012 further enhanced growth in core deposits while attracting a younger demographic with 66% of the new retail accounts in the 20-49 age group, which we believe will provide additional good cross-sell opportunities. During the first ten weeks of the program, the Bank opened 1,959 new core deposit accounts compared to 987 accounts opened in the same period a year ago, with 50% of the accounts being new relationships.

Pre-tax, Pre-Provision Earnings, As Adjusted1

Pre-tax, pre-provision earnings, as adjusted, increased $1.2 million, or 80.7%, to $2.8 million for the first quarter of 2012 from $1.5 million for the first quarter of 2011 primarily due to increases in gains on sales of loans held for sale of $135,000 and income from bank-owned life insurance of $334,000 due to the death of an insured combined with decreases in compensation and employee benefits expense of $526,000, FDIC insurance premiums and regulatory assessments of $465,000, and professional fees of $135,000. Partially offsetting these favorable variances was a $217,000 increase in marketing expense due to the HPC product promotion the first quarter of 2012. The pre-tax, pre-provision earnings, as adjusted, for the first quarter of 2012 compared to the fourth quarter of 2011 was stable at $2.8 million.

Net Interest Income and Net Interest Margin

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
	(Dollars in thousands)
Net interest margin	3.43%	3.38%	3.55%
Interest rate spread	3.36	3.29	3.45
Net interest income	$8,923	$8,966	$8,857
Average assets:
Yield on interest-earning assets	4.08%	4.04%	4.41%
Yield on loans receivable	4.76	4.72	4.91
Yield on investment securities	3.25	3.12	3.42
Average interest-earning assets	$1,045,778	$1,053,452	$1,012,431
Average liabilities:
Cost of interest-bearing liabilities	.72%	.75%	.96%
Cost of interest-bearing deposits	.63	.66	.88
Cost of borrowed funds	2.20	2.10	2.63
Average interest-bearing liabilities	$941,803	$931,800	$909,640

1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings, as adjusted, is provided on the last page of the attached tables.

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Net interest margin increased five basis points to 3.43% for the first quarter of 2012 from 3.38% for the fourth quarter of 2011 and decreased twelve basis points from 3.55% for the first quarter of 2011. Net interest income was relatively stable at $8.9 million for the first quarter of 2012 compared to $9.0 million for the fourth quarter of 2011 and $8.9 million for the first quarter of 2011. The net interest margin, while up from the prior quarter, continues to be pressured by the higher levels of liquidity due to strong core deposit growth, modest loan demand, and elevated level of non-performing assets. The increase in yields on investment securities during the first quarter of 2012 was primarily related to purchases of higher yielding floating-rate securities as well as higher accretion income due to an increase in prepayments. The level of non-performing loans continues to negatively affect the yield on loans receivable. Net interest margin was positively affected by a three basis point decrease in the cost of interest-bearing liabilities from the fourth quarter of 2011 and a 24 basis point decrease compared to the first quarter of 2011.

Interest income totaled $10.6 million for the first quarter of 2012 which was relatively stable compared to $10.7 million for the fourth quarter of 2011 and decreased 3.7% from $11.0 million for the first quarter of 2011. The fluctuation from the first quarter of 2011 is primarily related to the reinvestment of proceeds from sales and maturities of investment securities in lower yielding investments and maintaining higher levels of short-term liquid investments due to the lack of suitable higher yielding investment alternatives in the current low interest rate environment and modest loan demand.

Interest expense decreased 4.6% to $1.7 million for the first quarter of 2012 compared to $1.8 million for the fourth quarter of 2011 and 21.8% from $2.2 million for the first quarter of 2011. Our continuing success in growing low-cost core deposits and continued disciplined pricing on new and renewing certificates of deposit at lower interest rates contributed to the decrease in interest expense during the first quarter of 2012.

Non-Interest Income and Non-Interest Expense

Non-interest income increased $290,000, or 11.4%, to $2.8 million for the first quarter of 2012 compared to the fourth quarter of 2011 primarily due to an increase of $153,000 related to gains on sales of investment securities and a $360,000 increase in income from bank-owned life insurance due to the death of an insured. These increases were partially offset by a $136,000 decrease in service charges and other fees due to lower client activity and seasonal factors combined with a $110,000 increase in losses on sales of other real estate owned. Excluding the net gains and losses on sales of investment securities and other real estate owned, non-interest income increased $247,000 compared to the fourth quarter of 2011 primarily due to the increase in income from bank-owned life insurance partially offset by the decrease in service charges and other fees.

Non-interest income increased $373,000, or 15.2%, from $2.5 million for the first quarter of 2011 primarily due to a $135,000 increase in gains on the sale of loans held for sale related to our expanded residential loan origination and mortgage banking activities and a $334,000 increase in income from bank-owned life insurance primarily due to the death of an insured. These increases were partially offset by a $101,000 decrease in gains recorded on the sale of investment securities and a $42,000 increase in losses on sales of other real estate owned. Excluding net gains and losses on sales of investment securities and other real estate owned, non-interest income increased $516,000 compared to the first quarter of 2011 primarily due to the increases in gains on sales of loans, bank-owned life insurance income, and card-based fees.

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Non-interest expense for the first quarter of 2012 decreased $686,000, or 6.3%, to $10.2 million compared to $10.9 million for the fourth quarter of 2011 and increased 2.4% from $10.0 million for the first quarter of 2011. We recorded severance and retirement compensation expense of $876,000 during the first quarter of 2012 related to the VERO, branch closings, and the outsourcing of certain activities, and $1.4 million during the fourth quarter of 2011 related to the retirement of our former Chairman of the Board and Chief Executive Officer. Excluding the severance and retirement compensation expenses, non-interest expense for the first quarter of 2012 decreased $187,000 from the fourth quarter of 2011 and $636,000 from the first quarter of 2011.

Non-interest expense during the first quarter of 2012 compared to the fourth quarter of 2011 was also impacted by lower professional fees of $101,000 and net other real estate owned related expenses of $288,000. These decreases were partially offset by an increase in compensation and employee benefits totaling $394,000 primarily due to the absence of the reversal of incentive accruals during the fourth quarter of 2011 as a result of the Company not meeting its 2011 performance target, partially offset by increased mortgage loan deferred origination costs and lower pension and restricted stock expense. In addition, marketing expense increased $160,000 during the first quarter of 2012 over the fourth quarter of 2011 due to the HPC product launch.

Non-interest expense during the first quarter of 2012 compared to the first quarter of 2011 was impacted by decreased compensation and employee benefits of $526,000 primarily related to lower incentive compensation, lower medical premiums, and a reduction of 47, or 14.7%, FTE employees from March 31, 2011. In addition, FDIC insurance premiums and regulatory assessments decreased $165,000 and professional fees decreased $135,000 due to lower legal expenses. These decreases were partially offset by increased marketing expenses of $217,000 due to costs associated with the HPC product launch.

Income Tax Expense

During the current quarter, we recorded an income tax benefit of $166,000 primarily related to the lower pre-tax income and the tax sheltering impact of the increased income from bank-owned life insurance. In addition, we increased the deferred tax valuation allowance by $166,000 resulting in no income tax benefit for the first quarter. The deferred tax asset valuation allowance totaled $6.5 million at March 31, 2012. Although realization of the current net deferred tax assets of $16.6 million is not assured, management believes it is more likely than not that all of the recorded deferred tax assets will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during tax loss carryforward periods are reduced.

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Asset Quality

	March 31, 2012	December 31, 2011	March 31, 2011
	(Dollars in thousands)
Non-performing loans (NPLs)	$46,275	$45,587	$59,661
Other real estate owned	19,429	19,091	23,567
Non-performing assets (NPAs)	$65,704	$64,678	$83,228

Allowance for loan losses (ALL)	$11,768	$12,424	$17,095
Provision for loan losses for the quarter ended	1,050	12,542	903
Loans charged off:
Current period net charge-offs	$988	$9,364	$987
Previously established specific reserves	718	7,940	—
Net charge-offs for the quarter ended	$1,706	$17,304	$987

NPLs / total loans	6.55%	6.41%	8.24%
NPAs / total assets	5.61	5.63	7.27
ALL / total loans	1.66	1.75	2.36
ALL / NPLs	25.43	27.25	28.65

Total non-performing loans increased modestly to $46.3 million at March 31, 2012 from $45.6 million at December 31, 2011 primarily due to the transfer of one commercial and multifamily real estate lending relationship totaling $2.2 million to non-accrual status. The ratio of non-performing loans to total loans increased to 6.55% during the quarter compared to 6.41% at December 31, 2011 primarily due to an increase in non-performing loans combined with a decrease in total loans.

The provision for loan losses decreased to $1.1 million for the first quarter of 2012 compared to $12.5 million for the fourth quarter of 2011 and increased from $903,000 for the first quarter of 2011. The lower provision on a sequential quarter basis was primarily due to significantly lower loan charge-offs.

The ratio of the allowance for loan losses to total loans decreased to 1.66% at March 31, 2012 compared to 1.75% at December 31, 2011 primarily due to the net charge-offs, including a $718,000 charge-off of a previously established specific reserve. When it is determined that a non-performing collateral-dependent loan has a collateral shortfall, management immediately charges-off the collateral shortfall. As a result, we are not required to maintain an allowance for loan losses on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral). As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans has continued to be negatively affected by cumulative partial charge-offs of $13.7 million recorded through March 31, 2012 on $27.2 million (net of charge-offs) of non-performing collateral dependent loans. At March 31, 2012, the ratio of the allowance for loan losses to non-performing loans, excluding the $27.2 million of non-performing collateral dependent loans with partial charge-offs, was 61.6%.

During the first quarter, the Bank transferred its Bolingbrook banking center to other real estate owned. We also sold seven other real estate owned properties aggregating $722,000 during the first quarter of 2012 and recognized a net loss of $47,000 on these sales. We continue to explore ways to reduce our overall exposure in our non-performing assets through various alternatives, including the potential sale of certain of these assets. We currently have contracts for the sale of five separate other real estate owned

CFS Bancorp, Inc. - Page 7

properties which will reduce non-performing assets by $1.0 million with no anticipated loss on sale, presuming the transactions close as scheduled and pursuant to the contract terms.

Statement of Condition Highlights

The table below provides a summary of the more significant items in our statement of condition as of the dates indicated.

	3/31/2012	12/31/2011	3/31/2011
	(Dollars in thousands)
Assets:
Total assets	$1,170,542	$1,148,950	$1,144,041
Interest-bearing deposits	89,718	59,090	38,757
Investment securities	239,247	234,381	239,012
Loans receivable, net of unearned fees	706,938	711,226	724,223

Liabilities and Equity:
Total liabilities	$1,067,207	$1,045,702	$1,030,277
Deposits	1,004,441	977,424	980,517
Borrowed funds	51,935	54,200	40,658
Shareholders’ equity	103,335	103,248	113,764

Loans Receivable

	3/31/2012		12/31/2011		3/31/2011
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$86,807	12.3%	$85,160	12.0%	$68,381	9.4%
Commercial real estate - owner occupied	95,110	13.5	93,833	13.2	102,053	14.1
Commercial real estate - non-owner occupied	185,070	26.2	188,293	26.5	191,443	26.4
Commercial real estate - multifamily	75,864	10.7	71,876	10.1	74,552	10.3
Commercial construction and land development	22,691	3.2	22,045	3.1	21,130	2.9
Commercial participations	7,089	1.0	12,053	1.7	22,419	3.1
Total commercial loans	472,631	66.9	473,260	66.6	479,978	66.2
Retail loans:
One-to-four family residential	179,980	25.5	181,698	25.6	183,623	25.4
Home equity lines of credit	50,496	7.1	52,873	7.4	55,649	7.7
Retail construction and land development	1,282.2		1,022.1		3,328.5
Other	2,942.4		2,771.4		2,192.3
Total retail loans	234,700	33.2	238,364	33.5	244,792	33.9
Total loans receivable	707,331	100.1	711,624	100.1	724,770	100.1
Net deferred loan fees	(393)	(.1)	(398)	(.1)	(547)	(.1)
Total loans receivable, net of unearned fees	$706,938	100.0%	$711,226	100.0%	$724,223	100.0%

Loan fundings during the three months ended March 31, 2012 totaled $32.7 million, stable compared to the three months ended December 31, 2011. Loan fundings during the first quarter of 2012 were offset by loan payoffs and amortization of $25.4 million, mortgage loan sales of $9.2 million, and transfers to other real estate owned totaling $586,000.

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Through the execution of our Strategic Growth and Diversification Plan and our focus on lending to small- to medium-sized businesses, we continue to diversify our loan portfolio and reduce loans not meeting our current defined risk tolerance. Our targeted growth segments within the loan portfolio, including commercial and industrial and owner occupied and multifamily commercial real estate loans, increased to 54.5% of the commercial loan portfolio at March 31, 2012 compared to 53.0% at December 31, 2011. Commercial participations decreased $5.0 million, or 41.2%, to $7.1 million compared to $12.1 million at December 31, 2011 primarily due to the payoff of a performing commercial participation loan during the first quarter of 2012.

During the first quarter of 2012, we sold $9.2 million of conforming one-to-four family fixed-rate mortgage loans into the secondary market and recorded a gain on sale of $167,000. We hired four additional seasoned mortgage loan originators in the last year to expand mortgage loan originations to generate additional income from our mortgage banking activities.

Deposits

	3/31/2012		12/31/2011		3/31/2011
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Checking accounts:
Non-interest bearing	$105,177	10.5%	$96,321	9.9%	$101,126	10.3%
Interest-bearing	179,366	17.8	175,150	17.9	158,473	16.2
Money market accounts	202,668	20.2	192,593	19.7	189,034	19.3
Savings accounts	140,025	13.9	133,292	13.6	127,902	13.0
Core deposits	627,236	62.4	597,356	61.1	576,535	58.8
Certificates of deposit accounts	377,205	37.6	380,068	38.9	403,982	41.2
Total deposits	$1,004,441	100.0%	$977,424	100.0%	$980,517	100.0%

We strive to grow deposits through many channels including enhancing our brand recognition within our communities, offering attractive deposit products, bringing in new client relationships by meeting all of their banking needs, and holding our experienced sales team accountable for growing deposits and relationships. During the first quarter of 2012, we implemented our HPC deposit acquisition marketing program that targets both retail and business clients. The program is designed to attract a younger demographic and enhance growth in core deposits and related fee income as well as to provide additional cross-selling opportunities. The $29.9 million increase in core deposits during the first quarter of 2012 is primarily related to clients moving maturing certificates of deposit into money market accounts due to the current low interest rate environment, increased municipal deposits, and the impact of the new HPC program which generated approximately $3.0 million in new core deposit growth during the quarter.

Borrowed Funds

	3/31/2012	12/31/2011	3/31/2011
	(Dollars in thousands)
Short-term variable-rate repurchase agreements	$12,123	$14,334	$15,510
FHLB advances	39,812	39,866	25,148
Total borrowed funds	$51,935	$54,200	$40,658

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Borrowed funds decreased during the first quarter of 2012 primarily due to decreased borrowings from repurchase agreements, which will fluctuate depending on the client’s liquidity levels.

Shareholders’ Equity

Shareholders’ equity at March 31, 2012 was relatively stable at $103.3 million compared to $103.2 million at December 31, 2011. The increase in shareholders’ equity during the first quarter of 2012 was primarily related to net income of $490,000 for the quarter, partially offset by a $299,000 increase in accumulated other comprehensive loss and dividends declared of $109,000.

At March 31, 2012, the Company’s tangible common equity was $103.3 million, or 8.83% of assets, compared to $103.2 million, or 8.99% of assets at December 31, 2011. At March 31, 2012, the Bank’s Tier 1 core capital ratio was 8.11% and the total risk-based capital ratio was 13.23%, both of which exceeded “minimum” and “well capitalized” regulatory capital requirements.

Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank. Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities to be successful. We have 20 full-service banking centers throughout adjoining markets in Chicago’s Southwest suburbs and Northwest Indiana. Our website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to us that is based on our beliefs as well as assumptions made by and information currently available to us. These forward-looking statements include but are not limited to statements regarding our ability to successfully execute our strategy and Strategic Growth and Diversification Plan, the level and sufficiency of the Bank’s current regulatory capital and equity ratios, our ability to continue to diversify the loan portfolio, efforts at deepening client relationships, increasing levels of core deposits, lowering non-performing asset levels, managing and reducing credit-related costs, increasing revenue growth and levels of earning assets, the effects of general economic and competitive conditions nationally and within our core market area, the ability to sell other real estate owned properties, levels of provision for and the allowance for loan losses, amounts of charge-offs, levels of loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, the interest rate environment, and other risk factors identified in the filings we make with the Securities and Exchange Commission. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or that are not historical or current facts, as they relate to us or our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances. Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements. We do not intend to update these forward-looking statements unless required to under the federal securities laws.

CFS Bancorp, Inc. - Page 10

CFS BANCORP, INC.
Consolidated Statements of Income (Loss) (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Interest income:
Loans receivable	$8,386	$8,625	$8,811
Investment securities	2,130	2,015	2,045
Other interest-earning assets	93	94	157
Total interest income	10,609	10,734	11,013

Interest expense:
Deposits	1,390	1,464	1,894
Borrowed funds	296	304	262
Total interest expense	1,686	1,768	2,156
Net interest income	8,923	8,966	8,857
Provision for loan losses	1,050	12,542	903
Net interest income (expense) after provision for loan losses	7,873	(3,576)	7,954

Non-interest income:
Service charges and other fees	1,018	1,154	1,076
Card-based fees	533	520	475
Commission income	57	36	45
Net gain (loss) on sale of:
Investment securities	418	265	519
Loans held for sale	167	188	32
Other real estate owned	(47)	63	(5)
Income from bank-owned life insurance	540	180	206
Other income	138	128	103
Total non-interest income	2,824	2,534	2,451

Non-interest expense:
Compensation and employee benefits	4,713	4,319	5,239
Net occupancy expense	708	677	765
FDIC insurance premiums and regulatory assessments	488	483	653
Professional fees	253	354	388
Furniture and equipment expense	457	449	463
Data processing	438	433	442
Marketing	404	244	187
Other real estate owned related expense, net	618	906	592
Loan collection expense	118	244	120
Severance and retirement compensation expense	876	1,375	—
Other general and administrative expenses	1,134	1,409	1,118
Total non-interest expense	10,207	10,893	9,967

Income (loss) before income tax expense (benefit)	490	(11,935)	438
Income tax (benefit) expense	—	638	(34)

Net income (loss)	$490	$(12,573)	$472

Basic earnings (loss) per share	$.05	$(1.17)	$.04
Diluted earnings (loss) per share	.05	(1.17)	.04

Weighted-average common and common share equivalents outstanding:
Basic	10,697,892	10,699,996	10,650,743
Diluted	10,746,398	10,742,480	10,706,677

CFS Bancorp, Inc. - Page 11

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	March 31, 2012	December 31, 2011	March 31, 2011

ASSETS
Cash and amounts due from depository institutions	$23,429	$32,982	$19,211
Interest-bearing deposits	89,718	59,090	38,757
Cash and cash equivalents	113,147	92,072	57,968

Investment securities available-for-sale, at fair value	239,247	234,381	239,012
Investment securities held-to-maturity, at cost	15,911	16,371	16,764
Investment in Federal Home Loan Bank stock, at cost	6,188	6,188	10,282

Loans receivable, net of unearned fees	706,938	711,226	724,223
Allowance for loan losses	(11,768)	(12,424)	(17,095)
Net loans	695,170	698,802	707,128

Loans held for sale	1,198	1,124	—
Investment in bank-owned life insurance	36,273	36,275	35,669
Accrued interest receivable	2,841	3,011	3,265
Other real estate owned	19,429	19,091	23,567
Office properties and equipment	16,466	17,539	18,514
Net deferred tax assets	16,621	16,273	17,146
Prepaid expenses and other assets	8,051	7,823	14,726
Total assets	$1,170,542	$1,148,950	$1,144,041

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,004,441	$977,424	$980,517
Borrowed funds	51,935	54,200	40,658
Advance payments by borrowers for taxes and insurance	4,550	4,275	4,785
Other liabilities	6,281	9,803	4,317
Total liabilities	1,067,207	1,045,702	1,030,277

Shareholders’ Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	—	—	—
Common stock, $0.01 par value; 85,000,000 shares authorized; 23,423,306 shares issued; 10,877,788, 10,874,668, and 10,869,236 shares outstanding	234	234	234
Additional paid-in capital	186,995	187,030	186,929
Retained earnings	73,066	72,683	83,957
Treasury stock, at cost; 12,545,518, 12,548,638, and 12,554,070 shares	(154,735)	(154,773)	(154,877)
Accumulated other comprehensive loss, net of tax	(2,225)	(1,926)	(2,479)
Total shareholders’ equity	103,335	103,248	113,764
Total liabilities and shareholders’ equity	$1,170,542	$1,148,950	$1,144,041

CFS Bancorp, Inc. - Page 12

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	March 31, 2012	December 31, 2011	March 31, 2011

Book value per share	$9.50	$9.49	$10.47
Tangible book value per share	9.50	9.49	10.47
Shareholders’ equity to total assets	8.83%	8.99%	9.94%
Tier 1 core capital ratio (Bank only)	8.11	8.26	8.94
Total risk-based capital ratio (Bank only)	13.23	12.65	13.22
Common shares outstanding	10,877,788	10,874,668	10,869,236
Employees (FTE)	273	303	320
Number of full service banking centers	20	22	22

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Average Balance Data:
Total assets	$1,159,197	$1,161,928	$1,130,077
Loans receivable, net of unearned fees	708,713	724,562	727,422
Investment securities	258,882	253,061	239,070
Interest-earning assets	1,045,778	1,053,452	1,012,431
Deposits	990,288	979,320	965,380
Interest-bearing deposits	888,643	875,221	869,784
Non-interest bearing deposits	101,645	104,099	95,596
Interest-bearing liabilities	941,803	931,800	909,640
Shareholders’ equity	104,285	114,793	113,390
Performance Ratios (annualized):
Return on average assets	.17%	(4.29)%	.17%
Return on average equity	1.89	(43.45)	1.69
Average yield on interest-earning assets	4.08	4.04	4.41
Average cost of interest-bearing liabilities	.72	.75	.96
Interest rate spread	3.36	3.29	3.45
Net interest margin	3.43	3.38	3.55
Non-interest expense to average assets	3.54	3.72	3.58
Efficiency ratio (1)	90.10	96.96	92.38

Cash dividends declared per share	$.01	$.01	$.01
Market price per share of common stock for the period ended:
Close	$5.70	$4.31	$5.58
High	6.29	4.89	5.80
Low	4.33	4.12	5.25

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain on sales of investment securities.

CFS Bancorp, Inc. - Page 13

CFS BANCORP, INC.
Reconciliation of Income Before Income Taxes to Pre-Tax, Pre-Provision Earnings, as adjusted
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Income (loss) before income taxes (benefit)	$490	$(11,935)	$438
Provision for loan losses	1,050	12,542	903
Pre-tax, pre-provision earnings	1,540	607	1,341

Add back (subtract):
Net gain on sale of investment securities	(418)	(265)	(519)
Net (gain) loss on sale of other real estate owned	47	(63)	5
Other real estate owned related expense, net	618	906	592
Loan collection expense	118	244	120
Severance and retirement compensation expense	876	1,375	—
Pre-tax, pre-provision earnings, as adjusted	$2,781	$2,804	$1,539

Pre-tax, pre-provision earnings, as adjusted, to average assets (annualized)	.96%	.96%	.55%

Our accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry. We use certain non-GAAP financial measures to evaluate our financial performance and have provided the non-GAAP financial measures of pre-tax, pre-provision earnings, as adjusted, and pre-tax, pre-provision earnings, as adjusted, to average assets. In these non-GAAP financial measures, the provision for loan losses, other real estate owned related income and expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other real estate owned and severance and retirement compensation expenses, are excluded. We believe that these measures are useful because they provide a more comparable basis for evaluating financial performance excluding certain credit-related costs and other non-recurring items period to period and allows management and others to assess our ability to generate pre-tax earnings to cover our provision for loan losses and other credit-related costs. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business performance, these operating measures should not be considered as an alternative to GAAP.